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                                  EXHIBIT 10(d)



                           DEFERRED COMPENSATION PLAN
                     FOR DIRECTORS, AS AMENDED AND RESTATED















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                          WORTHINGTON INDUSTRIES, INC.

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

                 AS AMENDED AND RESTATED, EFFECTIVE JUNE 1, 2000


Section 1.  PURPOSE

Worthington Industries, Inc. has established this deferred compensation plan to provide the Directors of Worthington Industries, Inc. with the option to defer the payment of their Directors' Fees. The Plan as originally adopted became effective as to Directors' Fees which were paid with respect to any Quarter beginning after February 28, 1983. This amendment and restatement is effective June 1, 2000.

Section 2.  DEFINITIONS.

2.1 "Beneficiary" shall mean the person designated by a Participant in accordance with the Plan to receive payment of any remaining balance in his Deferred Compensation Account in the event of the Participant's death.

2.2 "Book Value" of the Common Shares shall mean the value of each Common Share as of the end of the most recently completed fiscal quarter of the Company, as reflected on its published financial statements (with such adjustments as may be determined by the Committee pursuant to Section 5.3).

2.3  "Board of Directors" shall mean the Board of Directors of the Company.

2.4 "Committee" shall mean the committee appointed by the Board of Directors of the Company to administer the Plan. If no committee is specifically named by the Board of Directors to administer the Plan, the "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

2.6  "Common Shares" shall mean the Common Shares of the Company.

2.7 "Company" shall mean Worthington Industries, Inc., an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger or acquisition of Worthington Industries, Inc. with or by any corporation or corporations.

2.8 "Date of Deferral" shall mean the date to which payment of the Participant's Directors Fees is deferred in accordance with this Plan. Subject to the terms of the following sentence, the Date of Deferral shall be the earlier of (i) the date selected by the Participant in the Election Agreement, which date must be at least one year after the end of the Year with respect to which the payment would otherwise be made, or (ii) the date of the Participant's death. To the extent provided in Section 6.1(b), the Committee shall have the right, in its sole discretion, to accelerate a


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Participant's Date of Deferral to the date the Participant ceases to be a
Director. In no event shall a Participant's Date of Deferral extend beyond the later of his 70th birthday or the date he ceases to be a Director.

2.9 "Deferred Compensation Account" shall mean the bookkeeping account on which the amount of Directors Fees that is deferred by a Participant shall be recorded and credited with dividends and interest in accordance with the Plan.

2.10 "Director" shall mean any member of the Board of Directors of the Company who is not an Employee of the Company.

2.11 "Directors Fees" shall mean fees owed to the Directors by the Company for their services as Directors including quarterly fees, board meeting fees, committee meeting fees and other similar fees, if any.

2.12 "Election Agreement" means the written agreement entered into between the Company and the Participant pursuant to which the Participant elects the amount of his Directors Fees to be deferred into the Plan, the Date of Deferral, the deemed investment and/or the form of payment for such amounts.

2.13  "Fair Market Value" of the Common Shares is defined in Section 5.2.

2.14  "Fixed Interest Rate" is defined in Section 5.2.

2.15 "Participant" shall mean any Director who has elected to defer payment of all or any portion of his Directors Fees in accordance with the Plan and who still has an Account under the Plan.

2.16 The "Plan" shall mean the "Worthington Industries, Inc. Deferred Compensation Plan for Directors" as set forth herein, as the same may be amended from time to time.

2.17  "Post Directorship Rate" is defined in Section 5.2.

2.18 "Quarter" shall mean any fiscal quarter of the Company, currently the three month periods ending the last day of August, November, February, and May.

2.19 "Theoretical FMV Shares" shall mean those hypothetical Common Shares computed and credited to the Deferred Compensation Account in accordance with the Plan, based on the Fair Market Value of the Common Shares.

2.20 "Theoretical Shares" shall mean those hypothetical Common Shares computed and credited to the Deferred Compensation Account in accordance with the Plan, based on the Book Value of the Common Shares, for periods prior to June 1, 2000.


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Section 3.  ADMINISTRATION

3.1   POWER OF THE COMMITTEE.

The Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret the Plan, to establish and amend rules and regulations for administration of the Plan, and to take any and all actions necessary or desirable to effectuate or carry out the Plan.

The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member's action involves willful misconduct. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

3.2   ACTIONS FINAL.

All actions taken by the Committee under or with respect to the Plan shall be final and binding on all persons. No member of the Committee shall be liable for any action taken or determination made in good faith.

3.3   BOOKS AND RECORDS

The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at the Company's expense and subject to the supervision and control of the Committee.

3.4   ACTION BY THE COMMITTEE.

The Committee shall act by a majority of its members at the time in office, and such action may be taken either by vote at a meeting or in writing. If a Participant is serving as a member of the Committee, he shall not be entitled to vote on matters specifically relating to his rights under the Plan; provided, however, that this provision shall not prevent such person from voting on matters which, although they may affect his rights, relate to Participants in general.

Section 4.  ELIGIBILITY AND PARTICIPATION

4.1   ELIGIBILITY

Any Director shall be eligible to become a Participant in the Plan. Participants are those Directors who elect to defer Directors Fees under the Plan. A Director's eligibility shall cease when he dies or otherwise, ceases to be a Director of the Company.


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4.2   ELECTION TO DEFER

Any Director who desires to defer the payment of any portion of his Fees for any Quarter must complete and deliver to the Committee an Election Agreement (in substantially the form of Exhibit A attached hereto or such other form as approved by the Committee) prior to the first day of the Quarter the deferral is to occur. A Director who timely delivers the Election Agreement to the Committee shall be a Participant. Each Election Agreement is irrevocable on or after the beginning of the Quarter to which it relates, but may be revoked or changed prior to the beginning of such Quarter.

4.3   THE ELECTION AGREEMENT

A Participant must designate on the Election Agreement (i) the portion of his Directors Fees he desires to defer for the Quarter, (ii) the Date of Deferral, and (iii) the method of payment of his deferred Fees. Payment of the amount deferred shall be made in accordance with Section 6. The Participant shall also designate the Investment Option selected for his Account in an Election Agreement.

4.4   SUB-ACCOUNTS

In the event a Participant makes different elections as to the method of payment or as to the time for commencement of payments with respect to Directors Fees deferred for different Quarters, for purposes of determining the amounts to be paid under each election, the Participant shall be treated as if he had a separate Deferred Compensation Sub-Account for Directors Fees deferred pursuant to the differing elections.

Section 5.  DEFERRED COMPENSATION ACCOUNT

5.1   CREDITING FEES.

The Directors Fees which a Participant elects to defer shall be treated as if they were set aside in a Deferred Compensation Account on the date the Directors Fees would otherwise have been paid to the Participant.

5.2   INVESTMENT OPTIONS - GENERAL.

      (a) Until changed by amendment, effective June 1, 2000, the investment options available under the Plan shall be as follows:

            (i) Theoretical FMV Shares ("Theoretical FMV Shares") of Common Stock of Worthington Industries, Inc. ("Common Shares"); or

            (ii)  The Fixed Interest Rate.

      (b) Theoretical FMV Shares.


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      If a Participant elects to have his Deferred Compensation Account invested in Theoretical FMV Shares, the amount to be invested, as of the date of investment, shall be divided by the then Fair Market Value of the Common Shares and the Participant's Deferred Compensation Account shall be credited with the resulting number of Theoretical FMV Shares. The Deferred Compensation Account invested in Theoretical FMV Shares shall be credited with cash dividends on the Theoretical FMV Shares at the time and equal in amount to the cash dividends which would have been paid on the Theoretical FMV Shares if the had been issued and outstanding Common Shares on and after the date credited to the Participant's Account; and at such time the amount of cash dividends credited to the Participant's Account shall be divided by the then Fair Market Value of the Common Shares and the Participant's Deferred Compensation Account shall be credited with the resulting number of Theoretical FMV Shares.

      "Fair Market Value of the Common Shares" shall be the closing price of the Common Shares as reported in The Wall Street Journal for the last date for which a closing price is given immediately prior to the date of valuation. If the Common Shares cease to be publicly traded so that a closing price is no longer consistently reported in The Wall Street Journal, the Committee shall select, in its discretion, an appropriate method for determining the Fair Market Value of the Common Shares.

      The number and value of Theoretical FMV Shares in a Participant's Deferred Compensation Account shall be equitably adjusted from time to time to reflect stock splits, stock dividends, conversions, or other changes in the Common Shares resulting from a change in the Company's capital structure.

      (c) Fixed Interest Rate.

      If a Participant elects to have his Deferred Compensation Account invested at the Fixed Interest Rate, his Deferred Compensation Account shall be invested at the Fixed Interest Rate.

      The "Fixed Interest Rate" shall be the rate, for a Plan Year, set by the Committee no later than the November 30 prior to beginning of the Plan Year, based upon, as of the determination date, the greater of (i) the return provided by the Merrill Lynch Ready Asset Trust Market Fund as published in The Wall Street Journal, plus 200 basis points, or (ii) the average yield of the one year U.S. Treasury Notes as published in The Wall Street Journal plus 200 basis points.

      For the Plan Year ending December 31, 2000, the Fixed Interest Rate shall be 8%.


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      The above notwithstanding, the Committee may amend the Post Directorship
      Rate quarterly based on market conditions.

      (d) Rate After Directorship Ceases.

      As of the earlier of the Date of Deferral of a Participant or the date the Participant ceases to be a Director, the investment of his Deferred Compensation Account shall automatically be converted to the Post-Directorship Rate regardless of any other election in effect for the then Participant. In addition, the Post-Directorship Rate shall be applied to any Deferred Compensation Account which is being paid out in installments.

      The "Post Directorship Rate" shall be the rate, for a Plan Year, set by the Committee no later than the November 30 prior to beginning of the Plan Year, based upon, as of the determination date, the greater of (i) the return provided by the Merrill Lynch Ready Asset Trust Market Fund as published in The Wall Street Journal; or (ii) the average yield of the one year U.S. Treasury Notes as published in The Wall Street Journal.

      For the Plan Year ending December 31, 2000 the Post-Employment Rate shall be 6%.

      The above notwithstanding, the Committee may amend the Post Directorship Rate quarterly based on market conditions.

5.3   SELECTION OF INVESTMENT OPTION.

The Participant shall select the Investment Option for his Deferred Compensation Account in an Election Agreement. The Participant may change the investment option for his Deferred Compensation Account as of the first day of any Quarter by filing a new election agreement prior to such Quarter; provided that a Participant may not change the investment option as to amounts existing in his Account more often than once every six months. If a Participant does not select an Investment Option, the Fixed Interest Rate shall apply.

Section 6  PAYMENT OF DEFERRED COMPENSATION.

6.1   GENERAL.

      (a) Subject to the provisions of paragraph (b) of this Section, the amount of the Participant's Deferred Compensation Account shall be paid to the Participant, within a reasonable time after the Participant's Date of Deferral, in a lump sum or in a number of approximately equal annual installments (not more than 12), as designated by the Participant in his Election Agreement. A participant may, subject to approval by the Committee, change the designation of the method of payment or his Date of Deferral by filing an

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      amended Election Agreement; provided that such Agreement must be received by the Company no later than the earlier of (i) the end of the Participant's tax year prior to the previously selected Deferral Date;
      (ii) 12 months prior to the previously selected Deferral Date. The above notwithstanding, the Committee may place such other restrictions on changes to a Participant's method of payment and Date of Deferral as it deems appropriate. All Accounts shall bear interest at the Post-Directorship Rate after the Date of Deferral.

      (b) In the event a Participant ceases to be a Director for reasons other than death or retirement in accordance with the normal policies of the Company, the Committee may, in its sole discretion, elect to accelerate the Participant's Date of Deferral to the date he ceases to be a Director, regardless of when the Participant's Date of Deferral would otherwise occur. If the Committee accelerates a Participant's Date of Deferral, the Committee may also require that the amount in his Deferred Compensation Account be paid in a lump sum or in fewer installments than the Participant elected.

6.2   DEATH.

      (a) In the event of the death of a Participant, the amount of the Participant's Deferred Compensation Account shall be paid to his Beneficiary, within a reasonable time after the Participant's death.

      (b) Each Participant may name one or more Beneficiaries and may also name one or more contingent Beneficiaries by making a written designation in form acceptable to the Committee. A Participant's Beneficiary designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation form. The Beneficiary designation on file with the Company at the time of the Participant's death which bears the latest date shall govern.

      (c) Payments to a Beneficiary shall be made in a lump sum or in a number of approximately equal annual installments (not more than 12) as designated by the Participant in his Election Agreement. In the case of the Beneficiary of a Participant who is receiving installment payments at the time of his death, the number of annual installments may not exceed the annual installments remaining to be paid to the Participant. The above notwithstanding, the Committee may, in its sole discretion, elect to accelerate the payment of the Deferred Compensation Account to a Beneficiary either by making payment in a lump sum or by decreasing the number of installments to be paid.

      (d) If no Beneficiary has been designated or if no Beneficiary survives the Participant, the amount in the Deferred Compensation Account shall be paid in a lump sum to the Participant's estate.


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      (e) If the Beneficiary dies after the death of the Participant, any amount otherwise payable to the Beneficiary shall be paid in a lump sum to the Beneficiary's estate.

6.3   HARDSHIP.

Upon the application of a Participant in the event of financial hardship resulting from a need to make extraordinary or emergency expenditures, the Committee may, in its sole discretion, cause the distribution to such Participant of an amount not exceeding the requirements of such Participant for such extraordinary or emergency expenditures. The Committee shall require such proper proof of financial hardship and such evidence of the requirements of a Participant for extraordinary or emergency expenditures as it may deem appropriate and the Committee's determination of financial hardship and of the requirements of a Participant for extraordinary or emergency expenditures shall be conclusive.

6.4   EFFECT OF CHANGE IN CONTROL.

      (a) Notwithstanding any provision to the contrary contained herein, but subject to the following sentence, in the event of a Change of Control, the Date of Deferral for each Participant shall be accelerated to the date of the Change of Control and the Participant's Deferred Compensation Account shall be paid out as of such date in a lump sum. The provisions of this Section 6.4 shall not apply to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board of Directors then in office and acting upon such matters shall be Continuing Directors.

      (b) For purposes of this Section 6.4, the following terms shall have the meanings set forth below:


          (A) A Change in Control shall have occurred with respect to the Company when any Person (other than (i) the Company or any wholly-owned Company subsidiary, (ii) any employee benefit plan of the Company or a wholly-owned Company Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii) any Person who, on the Effective Date of the Plan, is an Affiliate of the Company and beneficially owning in excess of ten percent (10%) of the outstanding shares of the Company and the respective successors, executors, legal representatives, heirs and legal assigns of such person), alone or together with its Affiliates and Associates, becomes an Acquiring Person.

          (B) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates, has acquired or obtained the right to


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          acquire the beneficial ownership of twenty-five percent (25%) or more of the Company's Shares then outstanding.

          (C) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor provision.

          (D) "Continuing Director" means any person who was a member of the Board of Directors on the Effective Date of the Plan or thereafter elected by the shareholders or appointed by the Company's Board of Directors prior to the date as of which the Acquiring Person became a Substantial Shareholder (as such term is defined in Article Seventh of the Company's Amended Articles of Incorporation) or, a person designated (before his initial election or employment as a director) as a Continuing Director by three-fourths of the Employer's Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

          (E) "Person" means any individual, firm, corporation, or other entity.

          (F) "Whole Board" means the total number of directors which the Company would have if there were no vacancies.

Section 7.  AMENDMENTS.

The Board of Directors of the Company may from time to time amend, suspend or terminate any or all of the provisions of this Plan; provided that no such amendment, suspension, or termination shall adversely affect in any material respect any right of any Participant to receive any amount payable pursuant to the Plan (unless the affected Participant consents in writing to the application of that amendment) but this provision shall not restrict the authority of the Board of Directors to change or limit investment options.

Section 8.  MISCELLANEOUS PROVISIONS

8.1   NON-ASSIGNABILITY OF BENEFITS.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment hereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a


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proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

8.2   WITHHOLDING.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

8.3   NO TRUST CREATED.

Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his Beneficiary, or any other person. The Company may establish a "grantor trust" (so-called "Rabbi Trust") under federal income tax law to aid in meeting the obligations created under this Plan, but the Company intends that the assets of any such trust will at all times remain subject to the claims of the Employers' general creditors (to the extent of the amounts credited for a Participant while he was an Employee of that Employer), and that the existence of any such trust will not alter the characterization of the Plan as "unfunded" for purposes of ERISA, and will not be construed to provide income to any Participant prior to actual payment under this Plan.

8.4   UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE.

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have or acquire any interest in any such assets by virtue of the provisions of this Plan. The obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Plan under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company . No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of any Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant(or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. Except to the extent the Company may establish a Rabbi Trust as described in
Section 8.3, no such policy, policies or other property shall be held in any trust for a Participant,


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Beneficiary or other distributee or held as collateral security for any obligation hereunder. The existence of any such Rabbi Trust does not give a Participant, Beneficiary or other distributee, any interest, direct or beneficial, in any policy, policies or other property held in such a trust. A Participant's participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Committee and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

8.5   BINDING EFFECT.

This Plan shall be binding one each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

8.6   GOVERNING LAWS.

All provisions of the Plan shall be construed in accordance with the laws of Ohio, except to the extent pre-empted by federal law.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of June 1, 2000.



                                       WORTHINGTON INDUSTRIES, INC.


                                       By:   /s/ John P. McConnell


                                       Its:  Chairman & Chief Executive Officer



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